Exhibit 23.4
Consent of Independent Registered Public Accounting Firm

The Board of Directors
UWM Holdings Corporation:

We consent to the use of our report dated March 27, 2020, with respect to the balance sheet of UWM Holdings Corporation (formerly Gores Holdings IV, Inc.) as of December 31, 2019, the related statements of operations, changes in stockholder’s equity, and cash flows for the period from June 12, 2019 (inception) through December 31, 2019, and the related notes, incorporated herein by reference.

/s/ KPMG LLP

Denver, CO
March 23, 2021